DATED July 6, 2020
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-237475
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES J, FLOATING RATE NOTES DUE 2022

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series J, Floating Rate Notes Due 2022
Format:	SEC Registered-Registration Statement Number 333-237475
Trade Date:	July 6, 2020
Settlement Date (Original Issue Date):	July 8, 2020
Maturity Date:	January 6, 2022
Principal Amount:	$500,000,000
Price to Public (Issue Price):	100.000%
Dealers’ Commission:	0.125% (12.5 basis points)
All-in-price:	99.875%
Net Proceeds to Issuer:	$499,375,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+22 basis points (0.220%)
Index Maturity:	Three Months
Interest Rate Calculation:	3 Month USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 6th of January, April, July and October of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 6th of January, April, July and October, commencing October 6, 2020 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (23.33%)
J.P. Morgan Securities LLC (23.34%)
SG Americas Securities LLC (23.33%)
Co-Managers:	BNP Paribas Securities Corp. (2.297%)
Deutsche Bank Securities Inc. (2.297%)
HSBC Securities (USA) Inc. (2.297%)
ING Financial Markets LLC (2.297%)
Lloyds Securities Inc. (2.297%)
TD Securities (USA) LLC (2.297%)
U.S. Bancorp Investments, Inc. (2.297%)
Commerz Markets LLC (1.757%)
Loop Capital Markets LLC (1.351%)
Standard Chartered Bank (1.351%)

Mizuho Securities USA LLC (1.216%)
Wells Fargo Securities, LLC (1.216%)
Scotia Capital (USA) Inc. (1.081%)
ANZ Securities, Inc. (0.811%)
ICBC Standard Bank Plc (0.811%)
KBC Securities USA LLC (0.811%)
Mischler Financial Group, Inc. (0.676%)
Westpac Capital Markets LLC (0.676%)
BBVA Securities Inc. (0.541%)
BNY Mellon Capital Markets, LLC (0.541%)
Itau BBA USA Securities, Inc. (0.541%)
SMBC Nikko Securities America, Inc. (0.541%)

ICBC Standard Bank Plc is restricted in its US securities dealings under the Bank Holding Company Act and is not a U.S.-registered broker-dealer. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers. ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes in the United States. ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes for offer and/or sale in the United States. ICBC Standard Bank Plc shall offer and sell Notes constituting part of its allotment solely outside the United States.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Billing and Delivery Agent:	J.P. Morgan Securities LLC
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913R2E6

Other Provisions:
No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

Notice to Swiss Investors

The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Neither this pricing supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus according to the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors provided there is no publicity for the notes in Switzerland and no Swiss prospectus requirements are triggered. This pricing supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this pricing supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533 or SG Americas Securities, LLC toll free at (855) 881-2108.

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